UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 19, 2010

Geeknet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Castro Street, Suite 450
Mountain View, CA  94041
(Address of principal executive offices, including zip code)

(650) 694-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On August 19, 2010, the Board of Directors (the “Board”) of Geeknet, Inc. (the “Company”) appointed Matt Carey, Derek Smith, Frank Riddick and Peter Georgescu to serve as members of the Board, effective August 20, 2010.  Each of Messrs. Carey, Smith, Riddick and Georgescu was designated as a Class II director with a term expiring at the annual meeting following the close of the fiscal year ending December 31, 2010.  Each of Messrs. Carey, Smith, Riddick and Georgescu will participate in the non-employee director compensation arrangements described in the Company’s 2010 annual proxy statement filed with the SEC on March 24, 2010.  Under the terms of those arrangements, each will receive, among other things, cash compensation consisting of a $20,000 annual retainer as a member of the Board, and certain fees relating to attendance at Board and committee meetings, and equity compensation consisting of an initial option granted under the Company’s 2007 Equity Incentive Plan to purchase 70,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value on the date of grant, which option will vest over a three-year period.

The Company will also enter into an indemnification agreement with each of Messrs. Carey, Smith, Riddick and Georgescu on the Company’s standard form.

None of Messrs. Carey, Smith, Riddick and Georgescu is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Messrs. Carey and Georgescu have been appointed to serve as members of the Company’s compensation committee and the newly-formed technology committee, which was created to assist the Company with the evaluation, implementation and utilization of technology.  Mr. Carey will serve as the chairman of the technology committee.  Mr. Smith has been appointed to serve on the Company’s audit committee and the technology committee.  Mr. Riddick has been appointed to serve on the compensation committee and the audit committee. Mr. Riddick will serve as the chairman of the audit committee.   All such committee appointments were effective as of August 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEEKNET, INC. a Delaware corporation

By:	/s/ Patricia S. Morris
Patricia S. Morris Senior Vice President and Chief Financial Officer

Date:  August 20, 2010